Exhibit 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands except per share data)

	For the Three Months Ended September 30,

	2002	2001

Numerator:
Net income available to common shareholders	$22,389	$21,766
Less: adjustment for gain (loss) on investments	4,862	(327)

Numerator for basic earnings per share-income from continuing operations available to common shareholders	17,527	22,093
Effect of dilutive securities:
Minority interest in income convertible into common shares	788	883

Numerator for diluted earnings per share	$18,315	$22,976

Denominator:
Denominator for basic earnings per share – weighted average shares	45,910	46,470
Effect of dilutive securities:
Weighted average convertible operating company units	1,615	1,900
Stock options	335	440

Dilutive potential common shares	1,950	2,340

Denominator for diluted earnings per share-adjusted for weighted average shares and assumed conversion	47,860	48,810

Basic earnings per share excluding gain (loss) on investments	$0.38	$0.48

Diluted earnings per share excluding gain (loss) on investments	$0.38	$0.47

	For the Nine Months Ended September 30,

	2002	2001

Numerator:
Net income available to common shareholders	$62,024	$58,585
Less: adjustment for gain (loss) on investments	4,862	(327)

Numerator for basic earnings per share-income from continuing operations available to common shareholders	57,162	58,912
Effect of dilutive securities:
Minority interest in income convertible into common shares	2,375	2,651

Numerator for diluted earnings per share	$59,537	$61,563

Denominator:
Denominator for basic earnings per share – weighted average shares	45,895	46,360
Effect of dilutive securities:
Weighted average convertible operating company units	1,625	1,940
Stock options	400	420

Dilutive potential common shares	2,025	2,360

Denominator for diluted earnings per share-adjusted for weighted average shares and assumed conversion	47,920	48,720

Basic earnings per share excluding gain (loss) on investments	$1.25	$1.27

Diluted earnings per share excluding gain (loss) on investments	$1.24	$1.27